UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 15, 2016

Amtech Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 S. Clark Drive, Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 967-5146
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2016, Robert M. Averick was appointed to serve as a director on the Amtech Systems, Inc. (the “Company”) Board of Directors (“Board”), effective immediately. Mr. Averick has also been appointed to, and will serve on, the Board’s Audit Committee and Technology Strategy Committee. In connection with Mr. Averick’s appointment to the Board, on January 15, 2016 he was granted an option pursuant to the Company’s Non-Employee Director Stock Option Plan to purchase 6,000 shares of common stock of the Company. The options will 100% fully vest and become exercisable six (6) months from the grant date and have an exercise price of $5.40 (the closing price of the Company’s common stock on January 14, 2016).

Mr. Averick has over 15 years of experience as a small-capitalization, value-driven public equity portfolio manager. Previous work experience includes positions of increasing responsibility within structured finance, strategic planning and consulting. Mr. Averick received an undergraduate degree in Economics from The University of Virginia and a Master’s in Business Administration in Finance from The University of Pennsylvania, The Wharton School of Business. Mr. Averick and certain entities to which his employer provides investment management services currently own in excess of 18% of the outstanding shares of the Company. He previously served on the Company’s Board during the years 2005 and 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: January 20, 2016	By: /s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title: Executive Vice President & Chief Financial Officer